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                                                                    Exhibit 99.2

                                  PRESS RELEASE

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FOR FURTHER INFORMATION CONTACT:                      ONCOR, INC.
Jose Coronas,                                         209 Perry Parkway
  Chairman and Acting CEO                             Gaithersburg, MD  20877
Cecil Kost,                                           (301) 963-3500
  President and COO                                   Fax (301) 926-6129
John Coker                                            email: ir@oncor.com
  Chief Financial Officer
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FOR IMMEDIATE RELEASE

                ONCOR, INC. ANNOUNCES INDEFINITE TRADING HALT
                         BY THE AMERICAN STOCK EXCHANGE

GAITHERSBURG, MARYLAND -- OCTOBER 2, 1998 . . . ONCOR, INC. (AMEX: ONC) announced today that, in light of the information contained in its September 30th press release, the American Stock Exchange ("AMEX" or the "Exchange") has advised the Company that trading has been halted in the Company's Common Stock and that the trading halt will continue indefinitely.

The Company had previously announced that it had received a notice from the Exchange expressing AMEX's intention to proceed with the filing of an application with the Securities and Exchange Commission to remove the Company's shares of common stock from listing and registration on the Exchange. The Company has previously announced its intention to appeal the decision of the Exchange to de-list its shares.

The Company opposes the indefinite trading halt imposed by the American Stock Exchange and is considering its remedies and alternatives. There can be no assurance that trading in the Company's Common Stock will resume on the AMEX or any other exchange or quotation service. As previously reported, due to its history of losses and other related factors, the Company continues to be below certain guidelines for continuing listing of its common stock on the Exchange. The Company is also considering alternative public markets. Any alternative public markets or exchanges that may be available to the Company likely would provide substantially less liquidity and market support for the shareholders of the Company and materially and adversely affect the ability, if any, of the Company to raise additional equity capital in the future.

Oncor develops, manufactures and markets gene-based test systems and related products for use in the detection and management of cancer and other human disease. Additional information may be obtained at http://www.oncor.com.

This press release contains statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Oncor files from time to time with the Securities and Exchange Commission

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(including the Company's Form 10-Q filed on August 14, 1998) for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

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